Exhibit 99.2

Immediate	Karen Widmayer: Media Contact

(202) 729-1789

karen.widmayer@carramerica.com

Stephen Walsh: Analyst Contact

(202) 729-1764

stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

Washington D.C. – February 5, 2004 – CarrAmerica Realty Corporation (NYSE:CRE) today reported fourth quarter 2003 diluted earnings per share of $0.05 on net income of $13.2 million, compared to diluted earnings per share of $0.34 on net income of $23.5 million for the fourth quarter of 2002. For the year ended December 31, 2003, diluted earnings per share were $0.89 on net income of $72.9 million, compared to diluted earnings per share of $1.39 on net income of $109.3 million for the year ended December 31, 2002.

For the fourth quarter of 2003, diluted funds from operations available to common shareholders (Diluted FFO) were $36.5 million or $0.62 per share compared to $50.5 million or $0.86 per share for the fourth quarter of 2002. Diluted FFO for the year ended December 31, 2003 was $178.5 million or $3.07 per share, compared to $189.8 million or $3.20 per share in 2002. As a result of recent changes to the definition of FFO by NAREIT and a clarification of an accounting standard by the Securities & Exchange Commission (SEC), Diluted FFO is now reduced by impairment losses on real estate and original issuance costs associated with the redemption of preferred stock. Excluding the impairment losses on real estate, the impact of preferred stock redemptions (which are more fully described below), and the impact of the HQ Global Workplaces, Inc. (HQ Global) lease guarantee charges, Diluted FFO per share for the fourth quarter of 2003 would have been $0.81 versus $0.88 in 2002 and for year ended December 31, 2003 would have been $3.34 versus $3.45 in 2002.

In the third quarter of 2003, NAREIT, in response to comments from the SEC, revised its definition of FFO to include impairment charges on real estate. Also in the third quarter of 2003, the SEC issued a clarification of Emerging Issues Task Force Topic D-42 which provides that in calculating earnings per share (and therefore Diluted FFO per share), net earnings available to common shareholders (or Diluted FFO) must be reduced by the original issuance costs associated with redeemed or repurchased preferred stock.

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CarrAmerica Release of February 5, 2004

Page Two

The impact of these changes and our previously discussed HQ lease guarantee charges is as follows:

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Impact on Diluted FFO/Net Income:
Impairment losses	$(4.6)	$(1.2)	$(7.3)	$(2.5)
HQ lease guarantees	—	—	$(0.8)	$(8.7)
Preferred stock issuance costs	$(6.2)	$(0.2)	$(8.0)	$(4.6)

Impact on Diluted EPS:
Impairment losses	$(0.09)	$(0.02)	$(0.13)	$(0.05)
HQ lease guarantees	—	—	$(0.02)	$(0.17)
Preferred stock issuance costs	$(0.12)	—	$(0.15)	$(0.08)

Impact on Diluted FFO per share:
Impairment losses	$(0.08)	$(0.02)	$(0.12)	$(0.04)
HQ lease guarantees	—	—	$(0.01)	$(0.14)
Preferred stock issuance costs	$(0.11)	—	$(0.14)	$(0.07)

(1) Preferred stock issuance costs are not included in the calculation of net income but are subtracted from net income to arrive at net income available to common shareholders.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, said, “CarrAmerica’s markets continue to experience a highly competitive leasing environment but with leasing activity improving, vacancy rates are beginning a slow decline in most of our markets.” Mr. Hawkins continued, “With the gradual market improvement, we believe that rental economics have begun to stabilize.”

Occupancy for stabilized properties was 87.8% at December 31, 2003, down from 88.5% at September 30, 2003 and down from 92.3% at December 31, 2002. Same store property operating income for the fourth quarter of 2003 decreased 8.5% on a GAAP basis over the same period in 2002. Adjusting for termination fees, same store property operating income for the fourth quarter of 2003 decreased by 7.5%. The average occupancy rate for same store properties was 88.0% in the fourth quarter of 2003 as compared to 92.2% for fourth quarter 2002.

Rental rates decreased 12.3% on average on the rolling leases executed during the twelve-month period ended December 31, 2003.

For the fourth quarter, rental rates decreased 18.9% on average on the rolling leases executed during the quarter.

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CarrAmerica Release of February 5, 2004

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Acquisitions

During the fourth quarter, CarrAmerica completed the acquisition of 1888 Century Park East in a joint venture with Beacon Capital Partners, LLC. In addition to its 35% ownership position in the project, CarrAmerica will be providing property management services for the building. The joint venture paid $119 million for the 474,973 square foot, 21-story, office building located in Los Angeles’ Century City submarket.

Also during the fourth quarter, CarrAmerica acquired the remaining 50% interest in 1717 Pennsylvania Avenue in Washington, D.C. from its partner for $34.0 million, including the assumption of approximately $12.0 million in existing mortgage debt. This purchase brings CarrAmerica’s interest in the property to 100%.

During 2003, CarrAmerica made investments in four buildings, two through joint ventures, with a total value of $429.0 million. CarrAmerica’s initial investment in these assets, including its pro-rata share of debt, was approximately $164.9 million.

Dispositions

During the fourth quarter, CarrAmerica closed on the sale of a 95,000 square foot office building in Atlanta for $7.2 million, with a gain of approximately $0.3 million. Also during the fourth quarter, the company sold its remaining land in Boca Raton, Florida for $6.3 million, with a $0.1 million gain.

During 2003, the company sold five office buildings for an aggregate of $46.5 million with a total gain of $14.4 million. In the second quarter of 2003, the company recorded an impairment loss of $2.7 million on one of the sold properties.

The company also announced plans to sell its Tower of the Hills property in Austin, Texas for approximately $11.0 million. The company recorded an impairment loss in the fourth quarter of 2003 of $3.0 million associated with its expected sale in 2004. The sale is expected to close in the first quarter of 2004 and is subject to customary closing conditions.

In the fourth quarter, the company also announced plans to market its Atlanta, Georgia and Portland,

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CarrAmerica Release of February 5, 2004

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Oregon office portfolios for sale and expects to reinvest the proceeds in office properties in CarrAmerica’s other markets. The company expects to begin marketing the properties later in the first quarter of 2004. In connection with these dispositions, the company expects to realize a net gain on an aggregate basis.

Development Update

CarrAmerica owns a 30% interest in a 476,000 square foot office development, Terrell Place, in Washington, D.C. The total cost of this project, which was substantially completed in the fourth quarter of 2003, is expected to be $159.0 million, of which $133.6 million had been invested as of December 31, 2003. CarrAmerica’s share of the total project costs for this development is expected to be approximately $47.7 million, of which $40.1 million had been expended as of December 31, 2003. This project is currently 54.1% leased or committed, including a 243,791 square foot lease with the law firm of Venable LLP. The stabilized year-one unleveraged return on CarrAmerica’s invested capital (exclusive of fees) is expected to be approximately 10.5%.

CarrAmerica has one residential condominium project under construction with expected total project costs of $20.4 million, of which $17.4 million had been invested as of December 31, 2003. The project is located adjacent to the Terrell Place project in Washington, D.C. Most of the 29 residential condominium units have been sold. Also in the fourth quarter, CarrAmerica announced that the law firm of Alston & Bird LLP signed a 118,849 square foot lease in The Atlantic Building, a 290,000 square foot office and retail project in Washington, D.C. CarrAmerica is providing development management and leasing and property management services as well as $21.9 million in mezzanine financing for the project. Construction of the project commenced in January 2004.

Corporate Restructuring

In December 2003, CarrAmerica’s Board of Directors approved a plan to restructure the manner in which we hold our assets, by converting to what is commonly referred to as an umbrella partnership REIT, or UPREIT structure. To effect the UPREIT restructuring, we intend to form a new wholly-owned partnership, CarrAmerica Realty Operating Partnership, L.P. (OP), to which CarrAmerica Realty Corporation will contribute substantially all of its assets and liabilities, including the assumption of the obligations under our unsecured credit facility and our senior unsecured notes, in exchange for the general partnership interest and units of limited partnership in the OP. We are currently seeking, and the UPREIT restructuring is subject to, the necessary consents from our lenders, joint venture partners and others to undertake the UPREIT restructuring. There can be no assurance that such consents will be obtained or that the UPREIT restructuring will be consummated. We do not expect that the UPREIT restructuring will require shareholder approval or the consent of any of our public bondholders.

The company is undertaking the UPREIT restructuring to enable us to better compete with other office REITs, many of which are structured as UPREITs, for the acquisition of properties from tax-motivated

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CarrAmerica Release of February 5, 2004

Page Five

sellers. As an UPREIT, we anticipate that the OP will be able to issue units of limited partnership interest in the OP to tax-motivated sellers who contribute properties to the OP, thereby enabling those sellers to realize certain tax benefits that would be unavailable if we purchased properties directly for cash.

Capital Markets Transactions

The company completed the redemption of all of the company’s remaining outstanding Series B Cumulative Redeemable Preferred Stock and its Series C and Series D Depositary Shares representing its Series C and Series D Cumulative Redeemable Preferred Stock, respectively. The redemption date was October 12, 2003 for all outstanding shares. The total cost to the company of the redemptions was approximately $196.3 million, excluding any accrued but unpaid dividends on the redeemed shares through the date of redemption. In connection with the redemption, the company reduced its net earnings available to common stockholders by $6.2 million in the fourth quarter for the original issuance costs related to the redeemed shares.

CarrAmerica Earnings Estimates

On Friday, February 6, CarrAmerica management will discuss earnings guidance for 2004. Based on management’s view of current market conditions and certain assumptions with regard to rental rates and other projections, an expected range of diluted earnings per share of $0.53–$0.73 and Diluted FFO per share of $3.00–$3.20 for 2004 will be discussed. First quarter 2004 diluted earnings per share and Diluted FFO per share are projected to be $0.13–$0.17 and $0.74–$0.78, respectively. Projections for the first quarter and full year 2004 exclude any potential gains, losses or asset impairments associated with property dispositions currently contemplated or otherwise. The projections for 2004 are based in part on the following assumptions:

2004
Average Office Portfolio Occupancy	87%–90%
Real Estate Service Revenue	$20–$23 million
General and Administrative Expense	$39–$41 million

The 2004 estimate assumes on a weighted average basis acquisitions will exceed dispositions by $50.0 million for the year. By definition, Diluted FFO excludes gains or losses on the disposition of properties.

CarrAmerica Announces Fourth Quarter Dividend

The Board of Directors of CarrAmerica today declared a fourth quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business February 17, 2004. CarrAmerica’s common stock will begin trading ex-dividend on February 12, 2004 and the dividend will be paid on March 1, 2004.

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CarrAmerica Release of February 5, 2004

Page Six

The company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on February 17, 2004. The preferred stock will begin trading ex-dividend on February 12, 2004 and the dividends will be paid on March 1, 2004.

CarrAmerica’s Annual Meeting to be Held April 29, 2004

CarrAmerica also announced that its Annual Meeting of Stockholders will be held on Thursday, April 29, 2004 at The Ritz Carlton Hotel at 1150 22nd Street, N.W. in Washington, D.C., commencing at 9:30 a.m. ET. The record date for determination of the right to vote at the Annual Meeting of Stockholders is March 5, 2004.

CarrAmerica Fourth Quarter Webcast and Conference Call – Note Time Change

CarrAmerica will conduct a conference call to discuss 2003 fourth quarter results on February 6, 2004, at 12:30 pm ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-888-855-5428 for U.S. participants and 1-719-457-2665 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 2:00 PM ET on February 6, 2004 through midnight on February 12, 2004 by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 796335. A copy of supplemental material on the company’s fourth quarter operations is available on the company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 297 operating office properties. CarrAmerica’s markets include

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CarrAmerica Release of February 5, 2004

Page Seven

Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles/Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.

Estimates of Diluted FFO and earnings per share, and certain other statements in this release and the accompanying summary financial information, including statements regarding management’s expectations about, among other things, operating performance and financial condition, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties and our ability to lease vacant space at favorable rental rates, our ability to obtain debt or equity financing if and when needed on favorable terms, or at all, possible delays or the inability to consummate, or higher than expected costs associated with, our proposed UPREIT conversion, possible charges or payments resulting from our guarantee of certain leases of HQ Global Workplaces, Inc., the impact of future acquisitions or dispositions not currently contemplated or expected, the ability of the general economy to recover timely from the current economic downturn, availability and creditworthiness of tenants, the availability of financing for both tenants and the company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the company may not control or companies in which the company has made investments, our ability to maintain our status as a REIT for federal income tax purposes, governmental actions and initiatives, the ability to obtain insurance at a reasonable cost and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company—Risk Factors” in the company’s Annual Report on Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	December 31, 2003	December 31, 2002
	(Unaudited)
Assets
Rental property
Land	$690,410	$668,223
Buildings	1,974,347	1,954,840
Tenant improvements	420,533	367,901
Furniture, fixtures and equipment	48,216	40,191

	3,133,506	3,031,155
Less: Accumulated depreciation	(692,901)	(587,123)

Net rental property	2,440,605	2,444,032
Land held for future development or sale	41,284	44,778
Construction in progress	566	12,732
Assets related to properties held for sale	10,626	—
Cash and cash equivalents	4,299	5,238
Restricted deposits	2,549	4,505
Accounts and notes receivable, net	17,829	20,391
Investments in unconsolidated entities	137,604	125,079
Accrued straight-line rents	84,552	74,884
Tenant leasing costs, net	51,547	42,170
Prepaid expenses and other assets, net	44,557	44,111

	$2,836,018	$2,817,920

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,727,648	$1,603,949
Accounts payable and accrued expenses	95,586	104,368
Rent received in advance and security deposits	34,757	35,590

	1,857,991	1,743,907
Minority interest	70,456	76,222
Stockholders’ equity:
Preferred stock	201,250	254,518
Common stock	529	518
Additional paid in capital	976,644	955,862
Cumulative dividends in excess of net income	(270,852)	(213,107)

	907,571	997,791

Commitments and contingencies
	$2,836,018	$2,817,920

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$104,770	$105,855	$411,749	$414,441
Recoveries from tenants	16,947	18,241	61,985	67,368
Parking and other tenant charges	3,354	4,555	18,210	13,576

Total rental revenue	125,071	128,651	491,944	495,385
Real estate service revenue	4,786	7,363	24,337	24,538

Total operating revenues	129,857	136,014	516,281	519,923

Operating expenses:
Property expenses:
Operating expenses	31,410	33,517	128,819	125,115
Real estate taxes	11,690	10,792	43,214	43,994
General and administrative	11,796	12,305	42,767	41,650
Depreciation and amortization	33,585	33,619	130,871	124,862

Total operating expenses	88,481	90,233	345,671	335,621

Real estate operating income	41,376	45,781	170,610	184,302
Other (expense) income:
Interest expense	(26,704)	(25,445)	(104,492)	(99,018)
Other income	1,033	468	1,128	1,086
Impairment loss on investments	(1,100)	(500)	(1,100)	(500)
HQ lease guarantees	—	—	(811)	(8,693)
Equity in earnings of unconsolidated entities	2,077	1,299	7,034	7,188

Total other expense	(24,694)	(24,178)	(98,241)	(99,937)

Income from continuing operations before income taxes, minority interest, impairment losses on real estate, and gain on sale of properties	16,682	21,603	72,369	84,365
Income taxes	33	(57)	(402)	(257)
Minority interest	(539)	(2,681)	(8,924)	(13,801)
Impairment losses on real estate property	(4,554)	(1,171)	(7,255)	(2,496)
Gain on sale of properties	795	5,270	4,160	15,652

Income from continuing operations	12,417	22,964	59,948	83,463
Discontinued operations – Net operations of sold or held for properties	451	537	2,672	6,757
Discontinued operations – Gain on sale of properties	282	—	10,317	19,085

Net income	$13,150	$23,501	$72,937	$109,305

Basic net income per share:
Continuing operations	$0.04	$0.33	$0.64	$0.92
Discontinued operations	0.01	0.01	0.05	0.13
Gain on sale of discontinued operations	—	—	0.20	0.36

Net income	$0.05	$0.34	$0.89	$1.41

Diluted net income per share:
Continuing operations	$0.04	$0.33	$0.64	$0.91
Discontinued operations	0.01	0.01	0.05	0.13
Gain on sale of discontinued operations	—	—	0.20	0.35

Net income	$0.05	$0.34	$0.89	$1.39

NOTE: (1)	Rental income includes $3,006 and $2,583 of accrued straight line rents for the three months period and $8,935 and $9,926 for the twelve months period ended December 31, 2003 and 2002, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

	Twelve Months Ended December 31,
(Unaudited and in thousands)	2003	2002
Cash flow from operating activities:
Net income	$72,937	$109,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132,995	130,186
Minority interest	8,924	13,801
Equity in earnings of unconsolidated entities	(7,034)	(7,188)
Gain sale of properties	(4,160)	(15,652)
Impairment losses on real estate	7,255	2,496
Impairment losses on investments	2,268	500
Gain on sale of discontinued operations	(10,317)	(19,085)
Gain on sale of residential property	(997)	—
Obligations under lease guarantees	811	8,693
Provision for uncollectible accounts	2,608	7,052
Stock based compensation	3,548	4,310
Other	(142)	3,027
Change in assets and liabilities:
Decrease in accounts receivable	7,905	3,989
Increase in accrued straight-line rents	(8,906)	(9,927)
Additions to tenant leasing costs	(19,434)	(11,240)
Increase in prepaid expenses and other assets	(15,272)	(14,557)
(Decrease) increase in accounts payable and accrued expenses	(4,768)	5,535
(Decrease) increase in rent received in advance and security deposits	(1,081)	874

Total adjustments	94,203	102,814

Net cash provided by operating activities	167,140	212,119

Cash flows from investing activities:
Acquisition and development of rental property	(117,462)	(201,105)
Additions to land held for development or sale	(4,210)	(2,071)
Additions to construction in progress	(12,238)	(7,746)
Issuance of notes receivable	(8,009)	(1,442)
Payments on notes receivable	64	3,586
Distributions from unconsolidated entities	14,658	10,933
Investments in unconsolidated entities	(28,353)	(13,688)
Acquisition of minority interest	(2,330)	(9,557)
Decrease in restricted deposits	1,956	905
Proceeds from sale of residential property	14,164	—
Proceeds from sales of properties	52,156	176,119

Net cash used by investing activities	(89,604)	(44,066)

Cash flows from financing activities:
Repurchase of common stock	(7,858)	(35,923)
Repurchase of preferred stock	(254,583)	(145,482)
Exercises of stock options	22,170	28,810
Proceeds from the sale of preferred stock	194,664	—
Proceeds from the issuance of unsecured notes	—	617,982
Net repayments on unsecured credit facility	155,500	(369,000)
Proceeds from mortgage refinancing	3,216	—
Net repayments of mortgages payable	(56,365)	(117,526)
Deferred financing costs	—	(1,448)
Dividends and distributions to minority interests	(135,219)	(148,385)

Net cash used by financing activities	(78,475)	(170,972)

Increase in unrestricted cash and cash equivalents	(939)	(2,919)
Cash and cash equivalents, beginning of the period	5,238	8,157

Cash and cash equivalents, end of the period	$4,299	$5,238

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $1,696 and $3,274 for the twelve months ended December 31, 2003 and 2002, respectively)	$104,582	$87,594

Cash paid for income taxes	$10	$(933)

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

		Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited and in thousands)		2003	2002	2003	2002
Net income		$13,150	$23,501	$72,937	$109,305
Adjustments:	Minority interest	539	2,681	8,924	13,801
	FFO allocable to the minority Unitholders	(2,282)	(4,036)	(15,404)	(17,884)
	Depreciation and amortization - REIT properties	31,545	32,276	124,916	119,349
	Depreciation and amortization - Equity properties	3,150	3,006	12,378	12,723
	Depreciation and amortization - Discontinued operations	84	463	1,139	5,173
	Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(279)	(352)	(1,219)	(1,159)
	Gain on sale of assets	(1,077)	(5,270)	(14,477)	(34,737)

FFO as defined by NAREIT[1]		44,830	52,269	189,194	206,571
Less:	Preferred dividends, dividends on unvested restricted stock and preferred stock redemption premium[2]	(10,569)	(5,765)	(26,148)	(34,636)

FFO attributable to common shareholders		34,261	46,504	163,046	171,935
FFO allocable to the minority Unitholders		2,282	4,036	15,404	17,884

Diluted FFO available to common shareholders[3]		$36,543	$50,540	$178,450	$189,819

Less:	Lease commissions	(5,770)	(4,902)	(17,979)	(13,137)
	Tenant improvements	(11,592)	(16,003)	(33,634)	(35,303)
	Building capital additions	(7,340)	(7,739)	(17,131)	(16,990)
	Straight line rent	(3,006)	(2,583)	(8,935)	(9,926)

Funds available for distribution to common shareholders[4]		$8,835	$19,313	$100,771	$114,463

[1]	FFO as defined by NAREIT, as amended by NAREIT during the third quarter of 2003, includes land and building impairment charges of $4.6 and $1.2 million for the and $7.2 million and $2.5 million for the three and twelve months ended December 30, 2003 and 2002, respectively, which have been previously added back to arrive at FFO.

[2]	On July 31, 2003, the SEC issued a clarification of EITF Topic D-42 which requires us to subtract original issuance costs associated with redeemed preferred securities from net income available to common shareholders (and therefore, FFO available to common shareholders). This clarification is required to be reflected this quarter and be applied retroactively. These amounts include $6,184 and $193 for the three months and $8,018 and $4,581 for the twelve months ended Dec. 31, 2003 and 2002, respectively, of original preferred stock issuance costs associated with redemptions.

[3]	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

[4]	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

	(Unaudited and in thousands, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
		2003	2002	2003	2002
	Diluted net income per common share	$0.05	$0.34	$0.89	$1.39

Add:	Depreciation and amortization	0.59	0.61	2.38	2.31
	Gain on sale of assets	(0.02)	(0.09)	(0.25)	(0.58)
	Minority interest adjustment	0.03	0.07	0.26	0.30
	Adjustment for share difference	(0.03)	(0.07)	(0.21)	(0.21)

	Diluted funds from operations available to common shareholders	$0.62	$0.86	$3.07	$3.20

	Diluted funds from operations available to common shareholders, excluding
	Preferred stock issuance costs	$0.11	$—	$0.14	$0.07
	Impairment of real estate	0.08	0.02	0.12	0.04
	HQ lease guarantees	—	—	0.01	0.14

		$0.81	$0.88	$3.34	$3.45

	Diluted net income per common share, excluding
	Preferred stock issuance costs	$0.12	$—	$0.15	$0.08
	Impairment of real estate	0.09	0.02	0.13	0.05
	HQ lease guarantees	—	—	0.02	0.17

		$0.26	$0.36	$1.19	$1.69

	Weighted average common shares outstanding:
	Diluted net income	52,394	53,244	52,551	53,727
	Diluted funds from operations	58,749	58,943	58,213	59,540

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

(Unaudited and in thousands, except per share amounts)		Projected Three Months Ended March 31, 2004	Projected Twelve Months Ended December 31, 2004
Projected diluted net income per common share		$0.13 - 0.17	$0.53 - 0.73

Add:	Projected depreciation and amortization	0.59	2.40
	Projected minority interest	0.03	0.13
Less:	Projected gain on sale of assets and other provisions, net	—	—
Projected adjustment for share difference		(0.01)	(0.06)

Projected diluted funds from operations per common share		$0.74 - 0.78	$3.00 - 3.20

Projected weighted average common shares outstanding:
Projected diluted net income		53,400	54,500
Projected diluted funds from operations		59,000	60,100

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